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Exhibit 99.1

        As a result of the successful pricing on February 7, 2007 of the National CineMedia, Inc. ("NCM") initial public offering, AMC Entertainment Inc. ("AMC" or the "Company") will be receiving proceeds of approximately $490 million. Such proceeds along with up to $135 million of cash on hand is expected to be used for the repayment of the Company's indebtedness, all or a portion of which may include calling certain subordinated debt issues, which would constitute restricted payments under the senior secured credit facility. Given AMC's current restricted payment basket amount, pro forma for an increase resulting from the NCM transaction, would be insufficient to accommodate this debt repayment, the Company is requesting the lender group to provide an amendment to the credit agreement to allow for up to $600 million in subordinated debt repayments to be carved out of the restricted payments basket. This carve out will be available for redemptions/repayments by April 30, 2007.

        Please note the following:

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  The NCM initial public offering priced on February 7, 2007 and is expected to close on February 12, 2007

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  AMC intends to use the NCM proceeds plus cash on hand to make repayments of existing indebtedness, however the Company is still evaluating its capital structure to identify specific repayment opportunities

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  AMC's current restricted payment capacity per its most recent compliance certificate is $142 million; such amount will increase by at least $175 million on March 31 as a result of the NCM transaction

        In addition to the restricted payment basket carve out detailed above, AMC will amend the restricted payment basket in the credit agreement to $200 million plus the Available Amount cumulative growth basket, which will start to build from $0 as of April 1, 2007, resulting in a net reduction in restricted payment capacity.

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  Exhibit 99.1